Exhibit 99.1
FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media Contact:

Applied Micro Circuits Corporation Bob Gargus Phone: (408) 542-8752 E-Mail: bgargus@amcc.com	Applied Micro Circuits Corporation Gilles Garcia Phone: (408) 542-8687 E-Mail: ggarcia@amcc.com

Monday, April 6, 2009
Company Press Release
APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES SALE OF ITS
3WARE STORAGE ADAPTER SOLUTIONS BUSINESS
SUNNYVALE, Calif., —April 6, 2009 — Applied Micro Circuits Corporation (NASDAQ:AMCC) today announced the sale of its 3ware storage adapter solutions business to LSI Corporation for approximately $20 million in cash. Applied Micro is a recognized leader in providing sustainable computing and high speed connectivity solutions to process, transport, and store information in the next generation data center and carrier central office based on IP & Ethernet. This transaction allows Applied Micro to focus on its core strengths in the development of highly integrated deep sub-micron Integrated Circuits for energy optimized packet based networks. The transaction is expected to close in 3-4 weeks.
“AMCC has tremendous growth opportunities in the ongoing transformation of the data center and carrier central office into a high speed energy optimized distributed computing complex. Our leadership processor technology is used in building wireless and wireline communications networks, image processing, and storage systems. Our leadership 10GbEthernet connectivity technology is at the heart of building the next generation of high speed networks. This transaction will allow us to maximally sharpen our focus on the substantial opportunities in front of us in building Systems on a Chip (SOCs) for the world’s leading OEMs,” said Kambiz Hooshmand, AMCC’s President and Chief Executive Officer.
Oppenheimer & Co. Inc. acted as financial advisor to AMCC on this transaction.
AMCC Overview
AMCC is a global leader in energy efficient sustainable solutions to Process, Transport, and Store information for the next generation of internet data center and carrier central office. As a leader in high speed signal processing, IP & Ethernet packet processing, and storage processing, AMCC’s patented innovations provide high value highly integrated Systems On a Chip (SoCs) for Telecom, Enterprise and Consumer Applications.

AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as expects, anticipates, plans, believes, estimates, will or words of similar meaning. Such forward-looking statements, including statements relating to the sale discussed in this press release, are subject to a number of risks and uncertainties, including the risk that the sale will not close or will not close in the timeframe anticipated or that the sale will have little or no positive impact on the Company’s Integrated Circuits business, risks relating to general economic conditions, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K, and in the Company’s other SEC filings. As a result of these risks and uncertainties, actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof and AMCC does not assume any obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise..
AMCC is a registered trademark of APPLIED MICRO CIRCUITS CORPORATION.